International Game Technology
                      Deferred Compensation Plan
                         Master Plan Document



                      Effective September 1, 1999



                           Copyright 1999
                 By Compensation Resource Group, Inc.
                          All Rights Reserved

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                          TABLE OF CONTENTS
                                                                  Page

PURPOSE                                                             1
ARTICLE 1 DEFINITIONS                                               1
ARTICLE 2 SELECTION, ENROLLMENT, ELIGIBILITY                        6
     2.1  Selection by Committee                                    6
     2.2  Enrollment Requirements                                   6
     2.3  Eligibility; Commencement of Participation                6
     2.4  Termination of Participation and/or Deferrals             6
ARTICLE 3 DEFERRAL COMMITMENTS/PROFIT SHARING RESTORATION
          CONTRIBUTION/CREDITING/TAXES                              6
     3.1  Minimum Deferrals                                         6
     3.2  Maximum Deferral                                          7
     3.3  Election to Defer; Effect of Election Form                7
     3.4  Withholding of Annual Deferral Amounts                    8
     3.5  Annual Company Contribution Amount                        8
     3.6  Annual Profit Sharing Restoration Contribution Amount     8
     3.7  Vesting                                                   9
     3.8  Crediting/Debiting of Account Balances                    9
     3.9  FICA and Other Taxes                                     11
ARTICLE 4 SHORT-TERM PAYOUT; WITHDRAWAL ELECTION                   12
     4.1  Short-Term Payout                                        12
     4.2  Other Benefits Take Precedence Over Short-Term           12
     4.3  Withdrawal Election                                      12
ARTICLE 5 RETIREMENT BENEFIT                                       13
     5.1  Retirement Benefit                                       13
     5.2  Payment of Retirement Benefit                            13
     5.3  Death Prior to Completion of Retirement Benefit          13
ARTICLE 6 PRE-RETIREMENT SURVIVOR BENEFIT                          13
     6.1  Pre-Retirement Survivor Benefit                          13
     6.2  Payment of Pre-Retirement Survivor Benefit               13
ARTICLE 7 TERMINATION BENEFIT                                      13

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     7.1  Termination Benefit                                      13
     7.2  Payment of Termination Benefit                           13
ARTICLE 8 DISABILITY WAIVER AND BENEFIT                            14
     8.1  Disability Waiver                                        14
     8.2  Continued Eligibility; Disability Benefit                14
ARTICLE 9 BENEFICIARY DESIGNATION                                  14
     9.1  Beneficiary                                              14
     9.2  Beneficiary Designation; Change; Spousal Consent         15
     9.3  Acknowledgment                                           15
     9.4  No Beneficiary Designation                               15
     9.5  Doubt as to Beneficiary                                  15
     9.6  Discharge of Obligations                                 15
ARTICLE 10 LEAVE OF ABSENCE                                        15
     10.1 Paid Leave of Absence                                    15
     10.2 Unpaid Leave of Absence                                  15
ARTICLE 11 TERMINATION, AMENDMENT OR MODIFICATION                  16
     11.1 Termination                                              16
     11.2 Amendment                                                16
     11.3 Plan Agreement                                           17
     11.4 Effect of Payment                                        17
ARTICLE 12 ADMINISTRATION                                          17
     12.1 Committee Duties                                         17
     12.2 Administration Upon Change In Control                    17
     12.3 Agents                                                   18
     12.4 Binding Effect of Decisions                              18
     12.5 Indemnity of Committee                                   18
     12.6 Employer Information                                     18
ARTICLE 13 OTHER BENEFITS AND AGREEMENTS                           18
     13.1 Coordination with Other Benefits                         18
ARTICLE 14 CLAIMS PROCEDURES                                       18

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     14.1 Presentation of Claim                                    18
     14.2 Notification of Decision                                 18
     14.3 Review of a Denied Claim                                 19
     14.4 Decision on Review                                       19
     14.5 Legal Action                                             19
ARTICLE 15 TRUST                                                   20
     15.1 Establishment of the Trust                               20
     15.2 Interrelationship of the Plan and the Trust              20
     15.3 Distributions From the Trust                             20
ARTICLE 16 MISCELLANEOUS                                           20
     16.1 Status of Plan                                           20
     16.2 Unsecured General Creditor                               20
     16.3 Employer's Liability                                     20
     16.4 Nonassignability                                         20
     16.5 Not a Contract of Employment                             21
     16.6 Furnishing Information                                   21
     16.7 Terms                                                    21
     16.8 Captions                                                 21
     16.9 Governing Law                                            21
     16.10 Notice                                                  21
     16.11 Successors                                              22
     16.12 Spouse's Interest                                       22
     16.13 Validity                                                22
     16.14 Incompetent                                             22
     16.15 Court Order                                             22
     16.16 Distribution in the Event of Taxation                   22
     16.17 Insurance                                               23
     16.18 Legal Fees To Enforce Rights After Change in Control    23

                     INTERNATIONAL GAME TECHNOLOGY
                      DEFERRED COMPENSATION PLAN
                      Effective September 1, 1999


                                Purpose

          The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of International Game Technology, a Nevada corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.


                               ARTICLE 1
                              Definitions

          For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 "Account Balance" shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the vested Company Contribution Account balance, and (iii) the vested Profit Sharing Restoration Contribution Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2 "Annual Cash Sharing" shall mean any compensation based upon Company profitability and payable to a Participant as an Employee in May and November under the Company's cash sharing plan.

1.3 "Annual Commissions" shall mean any compensation payable to a Participant as an Employee based upon his or her sales, excluding Base Annual Salary, Annual Discretionary Cash Bonus and Annual Cash Sharing.

1.4 "Annual Company Contribution Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.5 "Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary, Annual Discretionary Cash Bonus, Annual Cash Sharing and/or Annual Commissions that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant's Retirement, Disability (if deferrals cease in accordance with Section 8.1), death or a Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.6 "Annual Discretionary Cash Bonus" shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year, payable to a Participant as an Employee under any Employer's annual cash bonus and cash incentive plans, excluding stock options.

1.7 "Annual Installment Method" shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant shall be calculated as of the close of business on the last business day of the year. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10-year Annual Installment Method, the first payment shall be 1/10 of the Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the Account Balance, calculated as described in this definition. Each annual installment shall be paid on or as soon as practicable after the last business day of the applicable year.

1.8 "Annual Profit Sharing Restoration Contribution Amount" for any one Plan Year shall be the amount determined in accordance with
     Section 3.6.

1.9 "Base Annual Salary" shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year, excluding bonuses, cash sharing, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.10 "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.11 "Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.12 "Board" shall mean the board of directors of the Company.

1.13 "Change in Control" shall mean the first to occur of any of the following events:

     (a) Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company's capital stock entitled to vote in the election of directors;

     (b) During any period of not more than two consecutive years, not including any period prior to the adoption of this Plan, individuals who, at the beginning of such period constitute the board of directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), (d) or (e) of this
          Section 1.10) whose election by the board of directors or nomination for election by the Company's stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

     (c) The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than fifty percent (50%) of the common stock of the surviving corporation immediately after the consolidation or merger;

     (d) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

     (e) The shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a "controlled group of corporations" (as defined in Code Section 1563) in which the Company is a member.

1.14 "Claimant" shall have the meaning set forth in Section 14.1.

1.15 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.16 "Committee" shall mean the Profit Sharing Plan committee.

1.17 "Company" shall mean International Game Technology, a Nevada corporation, and any successor.

1.18 "Company Contribution Account" shall mean (i) the sum of the Participant's Annual Company Contribution Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Company Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Company Contribution Account.

1.19 "Deduction Limitation" shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are "subject to the Deduction Limitation" under this Plan. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation otherwise payable to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then, to the extent deemed necessary by the Employer in its discretion to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution otherwise payable under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.9 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section

     162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply after a Change in Control.

1.20 "Deferral Account" shall mean (i) the sum of all of a Participant's Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.21 "Disability" shall mean a period of disability during which a Participant qualifies for permanent disability benefits under the Participant's Employer's long-term disability plan, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for permanent disability benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Committee. If the Participant's Employer does not sponsor such a plan, or discontinues to sponsor such a plan, Disability shall be determined by the Committee in its sole discretion.

1.22 "Disability Benefit" shall mean the benefit set forth in Article 8.

1.23 "Election Form" shall mean a written form established from time to time by the Committee that a Participant must complete, sign and return to the Committee to make an election under the Plan.

1.24 "Employee" shall mean a person who is an employee of any Employer.

1.25 "Employer(s)" shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.26 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.27 "First Plan Year" shall mean the period beginning September 1, 1999 and ending December 31, 1999.

1.28 "Participant" shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan,
     (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.29 "Plan" shall mean the Company's Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.30 "Plan Agreement" shall mean a written agreement, in a form approved by the Committee and as it may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant's Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the

     Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.31 "Plan Year" shall, except for the First Plan Year, mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.32 "Pre-Retirement Survivor Benefit" shall mean the benefit set forth in Article 6.

1.33 "Profit Sharing Plan" shall be that certain IGT Profit Sharing Plan, as amended from time to time.

1.34 "Profit Sharing Restoration Contribution Account" shall mean (i) the sum of all of a Participant's Annual Profit Sharing Restoration Contribution Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Profit Sharing Restoration Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Profit Sharing Restoration Contribution Account.

1.35 "Retirement", "Retire(s)" or "Retired" shall mean, with respect to an Employee, severance from employment from all Employers for any reason other than a leave of absence, death or Disability on or after the attainment of age fifty-five (55).

1.36 "Retirement Benefit" shall mean the benefit set forth in Article 5.

1.37 "Short-Term Payout" shall mean the payout set forth in Section 4.1.

1.38 "Termination Benefit" shall mean the benefit set forth in Article 7.

1.39 "Termination of Employment" shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence.

1.40 "Trust" shall mean one or more trusts established pursuant to that certain Master Trust Agreement between the Company and the trustee named therein, as amended from time to time.

1.41 "Years of Vesting Service" shall mean, with respect to a Participant, his or her total years of vesting service as defined in and for purposes of the Profit Sharing Plan.

                               ARTICLE 2
                  Selection, Enrollment, Eligibility

2.1 Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees of the Employers, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, those Employees who may actually elect to participate in the Plan.

2.2 Enrollment Requirements. As a condition to participation, each selected Employee who wishes to participate in the Plan shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, all within 30 days after he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary. A selected Employee whose Plan Agreement, Election Form and Beneficiary Designation are not received by the Committee within such 30 day period shall not be eligible to participate in the Plan unless we or she is again selected by the Committee and timely files such documents.

2.3 Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee shall commence participation in the Plan on the first day of the Plan Year following the date on which the Employee completes all enrollment requirements. The Committee may allow an Employee who is first employed by an Employer to commence participation in the Plan during a Plan Year; provided that the Employee is selected in accordance with Section 2.1 and satisfies the requirements of Section 2.3 no later than 30 days after the date he or she is first employed and provided that no amount of compensation earned prior to the date of the Committee's receipt of his or her Plan Agreement and Election Form may be deferred.

2.4 Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections and/or
     (iii) immediately distribute the Participant's then Account Balance as a Termination Benefit and terminate the Participant's participation in the Plan.


                               ARTICLE 3
            Deferral Commitments/Profit Sharing Restoration
                     Contribution/Crediting/Taxes

3.1  Minimum Deferrals.

     (a) Base Annual Salary, Annual Discretionary Cash Bonus, Annual Cash Sharing, and Annual Commissions. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Annual Discretionary Cash Bonus, Annual Cash Sharing, and/or Annual Commissions in an aggregate minimum of $2,000.

          If an election is made for less than $2,000, if no election is made or if no election can be made because the maximum amount that the Participant may defer under Section 3.2 is less than $2,000, the amount deferred shall be zero.

     (b) Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the minimum Base Annual Salary, Annual Discretionary Cash Bonus, Annual Cash Sharing and Annual Commissions deferral shall be an amount equal to the minimums set forth above, respectively, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2  Maximum Deferral.

     (a) Base Annual Salary, Annual Discretionary Cash Bonus, Annual Cash Sharing and Annual Commissions. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Annual Discretionary Cash Bonus, Annual Cash Sharing and/or Annual Commissions up to the following maximum percentages for each deferral elected:

               Deferral                    Maximum Amount

               Base Annual Salary               50%

               Annual Discretionary             50%
               Cash Bonus

               Annual Cash Sharing              50%

               Annual Commissions               50%

          Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the maximum Annual Deferral Amount, with respect to Base Annual Salary, Annual Discretionary Cash Bonus, Annual Cash Sharing and/or Annual Commissions shall be limited to 50% of the amount of such form of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance. The Committee, in its discretion, may adopt other deferral limits that are more restrictive on Participants than the foregoing limits, and the Committee may provide that such limits, and the Committee may provide that such other limits shall apply to Participants generally or only to certain specified Participants.

3.3  Election to Defer; Effect of Election Form.

     (a) First Plan Year. In connection with a Participant's commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

     (b) Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made, a new Election Form. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

3.4  Withholding of Annual Deferral Amounts.  For each Plan Year, the
     Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Discretionary Cash Bonus, Annual Cash Sharing and Annual Commissions portion of the Annual Deferral Amount shall be withheld at the time the Annual Discretionary Cash Bonus, Annual Cash Sharing or Annual Commissions, as the case may be, are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5  Annual Company Contribution Amount.  For each Plan Year, an
     Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant's Company Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. The Annual Company Contribution Amount, if any, shall be credited as of the last day of the Plan Year. If a Participant is not employed by an Employer as of the last day of a Plan Year other than by reason of his or her Retirement or death while employed, the Annual Company Contribution Amount for that Plan Year shall be zero.

3.6 Annual Profit Sharing Restoration Contribution Amount. A Participant's Annual Profit Sharing Restoration Contribution Amount for any Plan Year shall be equal to the difference between (i) the amount of employer matching contributions the Participant would have received under section 3.3 of the Profit Sharing Plan for the period under the Profit Sharing Plan that corresponds to the Plan Year, but for the Participant's deferral election under this Plan, and (ii) the amount of employer matching contributions the Participant actually received under section 3.3 of the Profit Sharing Plan for the period under the Profit Sharing Plan that corresponds to the Plan Year. If a Participant is not employed by an Employer as of the last day of a Plan Year other than by reason of his or her Retirement or death, the Annual Profit Sharing Restoration Contribution Amount for such Plan Year shall be zero. In the event of Retirement or death, a Participant shall be credited with the Annual Profit Sharing Restoration Contribution Amount for the Plan Year in which he or she Retires or dies. Any Annual Company Profit Sharing Restoration Amount, and amounts debited or credited thereon in accordance with
     Section 3.9, which has been forfeited under Section 3.8 during a Plan Year shall be allocated as of the last day of the Plan Year to the Company Profit Sharing Restoration Accounts of the other eligible Participants in the Plan during that Plan Year in accordance with the methodology set forth in Section 3.10 of the Profit Sharing Plan as interpreted by the Committee in its sole and absolute discretion.

3.7  Vesting.

     (a) A Participant shall at all times be 100% vested in his or her Deferral Account.

     (b) A Participant shall be vested in his or her Company Contribution Account and Profit Sharing Restoration Contribution Account in accordance with the following schedule:

             Years of Vesting Service         Vested Percentage of
            on Date of Termination of     Company Contribution Account

                  Employment
              Less than 1 year                         0%
           More than 1 but less than 2 years          10%
           More than 2 but less than 3 years          20%
           More than 3 but less than 4 years          30%
           More than 4 but less than 5 years          45%
           More than 5 but less than 6 years          60%
           More than 6 but less than 7 years          80%
              7 years or more                        100%


     (c)  Notwithstanding anything to the contrary contained in this
          Section 3.8, in the event of the Participant's death, or a Change in Control, a Participant's Company Contribution Account and Profit Sharing Restoration Contribution Account shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedules).

     (d) Notwithstanding subsection (c), the vesting schedule for a Participant's Company Contribution Account and Profit Sharing Restoration Contribution Account shall not be accelerated to the extent that the Committee determines that such acceleration would cause the deduction limitations of Section 280G of the Code to become effective. In the event that all of a Participant's Company Contribution Account or Profit Sharing Restoration Contribution Account is not vested pursuant to such a determination, the Participant may request, no later than 60 days after the date the Committee notifies the Participant in writing that his or her vesting will not be fully accelerated in accordance with the foregoing sentence, independent verification of the Committee's calculations with respect to the application of Section 280G. Such request must be made in writing to the Committee. In such case, the Committee must provide to the Participant within 30 business days of its receipt of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the "Accounting Firm"). The opinion shall state the Accounting Firm's opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of
          Section 280G and contain supporting calculations, and the Participant's vesting (to the extent not previously accelerated) shall be accelerated to the maximum extent possible (within the determination made by the Accounting Firm) such that the limitations of Section 280G of the Code will not be triggered. The cost of such opinion shall be paid for by the Company.

3.8 Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

     (a) Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.9(c) below) to be used to determine the additional amounts to be credited (or, in the event of losses, debited) to his or her Account Balance for the first calendar month or portion thereof in which the Participant commences participation in the Plan and continuing thereafter for each subsequent calendar month in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the first business day that follows the Participant's commencement of participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited (or, in the event of losses, debited) to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

     (b)  Proportionate Allocation.  In making any election described in
          Section 3.9(a) above, the Participant shall specify on the Election Form, in increments of five percentage points (5%), the percentage of his or her Account Balance to be deemed to be invested in a particular Measurement Fund for purposes of crediting deemed earnings (or losses) with respect to his or her Account Balance. A Participant's elections shall total 100%.

     (c) Measurement Funds. The Participant may elect one (1) or more of the measurement funds, based on certain mutual funds approved from time to time by the Committee (the "Measurement Funds"), for the purpose of crediting additional amounts to his or her Account Balance. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first business day that follows by thirty (30) days the day on which the Committee gives Participants advance written notice of such change.

     (d) Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the actual performance of the selected mutual funds corresponding to the Measurement Funds. A Participant's Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee in its sole discretion, as though (i) a Participant's Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such calendar month, as of the close of business on the first business day of such calendar month, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any calendar month were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such calendar month, no later than the close of business on the first business day after the day on which such amounts are actually deferred from the Participant's Base Annual Salary through reductions in his or her payroll, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant's Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such calendar month, no earlier than one business day prior to the distribution, at the closing price on such date. The Participant's Annual Company Contribution Amount and Annual Profit Sharing Restoration Contribution Amount shall be credited to his or her Company Contribution Account or Profit Sharing Restoration Contribution Account, as the case may be, for purposes of this Section 3.9(d) as of the close of business on the last business day of the Plan Year to which it relates.

     (e) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the deemed allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured general creditor of the Company.

3.9  FICA and Other Taxes.

     (a) Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary, Annual Discretionary Cash Bonus, Annual Cash Sharing and Annual Commissions that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount otherwise elected by a Participant in order to comply with this
          Section 3.10.

     (b) Annual Company Contribution Amounts and Annual Profit Sharing Restoration Contribution Amounts. For each Plan Year in which an Annual Company Contribution Amount or Profit Sharing Restoration Contribution Amount vests, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary, Annual Discretionary Cash Bonus, Annual Cash Sharing and Annual Commissions that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Company Contribution Amount and Annual Profit Sharing Restoration Contribution Amount and all earnings thereon. If necessary, the Committee may reduce a Participant's Annual Company Contribution Amount or Annual Profit Sharing Restoration Contribution Amount or both in order to comply with this Section 3.10.

     (c) Distributions. The Participant's Employer(s), or the trustee of the Trust, shall withhold from any amount otherwise payable to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

                               ARTICLE 4
                Short-Term Payout; Withdrawal Election

4.1 Short-Term Payout. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future "Short-Term Payout" from the Plan with respect to such Annual Deferral Amount. Subject to the Deduction Limitation, the Short-Term

     Payout shall be a lump sum payment in an amount that is equal to the Annual Deferral Amount plus amounts credited or debited in the manner provided in Section 3.9 above on that amount, determined at the time that the Short-Term Payout becomes payable (rather than the date of a Termination of Employment). Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid out during a 45 day period commencing immediately after the last day of any Plan Year designated by the Participant that is at least three Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred. By way of example, if a three year Short-Term Payout is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2000, the three year Short-Term Payout would become payable during the 45 day period commencing January 1, 2004.

4.2 Other Benefits Take Precedence Over Short-Term. Should an event occur that triggers a benefit under Article 5, 6, 7 or 8, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3 Withdrawal Election. A Participant (or, after a Participant's death, his or her Beneficiary) may elect, at any time, to withdraw all of his or her Account Balance, calculated as if there had occurred a Termination of Employment as of the day of the election, less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the "Withdrawal Amount"). This election can be made at any time, before or after Retirement, Disability, death or Termination of Employment, and whether or not the Participant (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule. If made before Retirement, Disability or death, a Participant's Withdrawal Amount shall be his or her Account Balance calculated as if there had occurred a Termination of Employment as of the day of the election. No partial withdrawals of a Participant's Account Balance shall be allowed. The Participant (or his or her Beneficiary) shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The Participant (or his or her Beneficiary) shall be paid the Withdrawal Amount within 45 days of his or her election. Once the Withdrawal Amount is paid, the Participant's participation in the Plan shall terminate and the Participant shall not be eligible to participate in the Plan for the remainder of the Plan Year in which the withdrawal election is made and the next full Plan Year. The payment of this Withdrawal Amount shall not be subject to the Deduction Limitation. The amount of the withdrawal penalty shall be permanently and irrevocably forfeited by the Participant.


                               ARTICLE 5
                          Retirement Benefit

5.1  Retirement Benefit.  Subject to the Deduction Limitation, a
     Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance.

5.2 Payment of Retirement Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of 5, 10 or 15 years. The Participant may annually change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that an Election Form must be received and accepted by the Committee at least 1 year prior to the Participant's Retirement in order to be effective with respect to a change of the Participant's alternative payout period. The Election Form most recently accepted by the Committee shall govern the payout of the Retirement

     Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 45 days after the last day of the Plan Year in which the Participant Retires. Any payment made shall be subject to the Deduction Limitation.

5.3  Death Prior to Completion of Retirement Benefit.  If a
     Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant's unpaid Retirement Benefit payments shall continue and shall be paid to the Participant's Beneficiary in a lump sum that is equal to the Participant's unpaid remaining Account Balance.


                               ARTICLE 6
                    Pre-Retirement Survivor Benefit

6.1  Pre-Retirement Survivor Benefit.  Subject to the Deduction
     Limitation, the Participant's Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant's Account Balance if the Participant dies before he or she Retires, experiences a Termination of Employment or suffers a Disability.

6.2 Payment of Pre-Retirement Survivor Benefit. The Pre-Retirement Survivor Benefit shall be paid in a lump sum. The lump sum payment shall be made no later than 45 days after the last day of the Plan Year in which the Committee is provided with proof that is satisfactory to the Committee of the Participant's death. Any payment made shall be subject to the Deduction Limitation.


                               ARTICLE 7
                          Termination Benefit

7.1 Termination Benefit. Subject to the Deduction Limitation, the Participant shall receive a Termination Benefit, which shall be equal to the Participant's Account Balance if a Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability.

7.2 Payment of Termination Benefit. The Termination Benefit shall be paid in a lump sum. The lump sum payment shall be made no later than 45 days after the date on which the Participant experiences the Termination of Employment. Any payment made shall be subject to the Deduction Limitation.


                               ARTICLE 8
                     Disability Waiver and Benefit

8.1  Disability Waiver.

     (a) Waiver of Deferral. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant's Base Annual Salary, Annual Discretionary Cash Bonus, Annual Cash Sharing and/or Annual Commissions for the Plan Year during which the Participant first suffers a Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

     (b) Return to Work. If a Participant returns to employment with an Employer, after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is timely delivered to and accepted by the Committee for each such election in accordance with
          Section 3.3 above.

8.2 Continued Eligibility; Disability Benefit. A Participant suffering a Disability shall, solely for benefit purposes under this Plan, continue to be considered to be employed, and shall be eligible for the benefits provided for in Articles 4, 5, 6 or 7 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right to, in its sole and absolute discretion and for purposes of this Plan only, and must in the case of a Participant who is otherwise eligible to Retire, deem the Participant to have experienced a Termination of Employment, or in the case of a Participant who is eligible to Retire, to have Retired, at any time (or in the case of a Participant who is eligible to Retire, as soon as practicable) after such Participant is determined to be suffering a Disability, in which case the Participant shall receive a Disability Benefit equal to his or her Account Balance at the time of the Committee's determination; provided, however, that should the Participant otherwise have been eligible to Retire, he or she shall be paid in accordance with Article 5. The Disability Benefit shall be paid in a lump sum within 45 days of the Committee's exercise of such right. Any payment made shall be subject to the Deduction Limitation.


                               ARTICLE 9
                        Beneficiary Designation

9.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2 Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as his or her sole primary Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

9.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

9.5 Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

9.6 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.


                              ARTICLE 10
                           Leave of Absence

10.1 Paid Leave of Absence. If a Participant is authorized by the Participant's Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

10.2 Unpaid Leave of Absence. If a Participant is authorized by the Participant's Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant will continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld. A Participant shall be deemed to have terminated employment if he or she fails to timely return to the employ of the Employer.


                              ARTICLE 11
                Termination, Amendment or Modification

11.1 Termination. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees by action of its board of directors. Upon the termination of the Plan with respect to any Employer, the Plan Agreements of the affected Participants who are employed by that Employer shall terminate and their Account Balances, determined as if they had experienced a Termination of Employment on the date of Plan termination or, if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination, shall be paid to the Participants as follows: Prior to a Change in Control, if the Plan is terminated with respect to all of its Participants, an Employer shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay such benefits in a lump sum or pursuant to an Annual Installment Method of up to 15 years, with amounts credited and debited during the installment period as provided herein. If the Plan is terminated with respect to less than all of its Participants, an Employer shall be required to pay such benefits in a lump sum. After a Change in Control, the Employer shall be required to pay such benefits in a lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, that the Employer shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the Account Balance in a lump sum or pursuant to an Annual Installment Method using fewer years (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

11.2 Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 11.2 or Section 12.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Employer shall have the right to accelerate installment payments by paying the Account Balance in a lump sum or pursuant to an Annual Installment Method using fewer years (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

11.3 Plan Agreement. Despite the provisions of Sections 11.1 and 11.2 above, if a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions as to the Participant with his or her consent.

11.4 Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated
     Beneficiaries under this Plan and the Participant's Plan Agreement shall terminate.


                              ARTICLE 12
                            Administration

12.1 Committee Duties.  Except as otherwise provided in this Article
     12, this Plan shall be administered by a Committee, which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. In addition to any powers otherwise conferred under this Plan, the Committee shall have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who Is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

12.2 Administration Upon Change In Control.  For purposes of this
     Plan, the Company shall be the "Administrator" at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the "Administrator" shall be an independent third party selected by the Trustee and approved by the individual who, immediately prior to such event, was the Company's Chief Executive Officer or, if not so identified, the Company's highest ranking officer (the "Ex-CEO"). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney's fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator or all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

12.3 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

12.4 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.5 Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

12.6 Employer Information.  To enable the Committee and/or
     Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the

     Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.


                              ARTICLE 13
                     Other Benefits and Agreements

13.1 Coordination with Other Benefits. The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer.
     The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.


                               ARTICLE 14
                           Claims Procedures

14.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2 Notification of Decision.  The Committee shall consider a
     Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

     (a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

     (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the
          Claimant:

          (i) the specific reason(s) for the denial of the claim, or any part of it;

          (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

          (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

          (iv) an explanation of the claim review procedure set forth in Section
               14.3 below.

14.3 Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

     (a)  may review pertinent documents;

     (b)  may submit written comments or other documents; and/or

     (c) may request a hearing, which the Committee, in its sole discretion, may grant.

14.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

     (a)  specific reasons for the decision;

     (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

     (c)  such other matters as the Committee deems relevant.

14.5 Legal Action. A Claimant's compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.


                              ARTICLE 15
                                 Trust

15.1 Establishment of the Trust. The Company shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts, Annual Company Contribution Amounts, and for such Employer's Participants for all periods prior to the transfer, as well as any debits and credits to the Participants' Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

15.2 Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

15.3 Distributions From the Trust. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

                              ARTICLE 16
                             Miscellaneous

16.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

16.2 Unsecured General Creditor.  Participants and their
     Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3 Employer's Liability. An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

16.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.5 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Nevada without regard to its conflicts of laws principles.

16.10 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

          Deferred Compensation Plan Administrative Committee
          International Game Technology
          9295 Prototype Drive
          Reno, Nevada 89511-8986

     Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

     Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

16.12 Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

16.13 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14 Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.15 Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse.

16.16     Distribution in the Event of Taxation.

     (a) In General. If, for any reason, all or any portion of a Participant's benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, by the Committee in its sole discretion, a Participant's Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant's unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

     (b) Trust. If the Trust terminates in accordance with Section 3.6(e) of the Trust and benefits are distributed from the Trust to a Participant in accordance with that Section, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

16.17 Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

16.18 Legal Fees To Enforce Rights After Change in Control.  The
     Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant's Employer (which might then be composed of new members) or a shareholder of the Company or the Participant's Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant's Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant's Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant's Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant's

     Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant's Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant's Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant's Employer or any successor thereto in any jurisdiction.